EXHIBIT 10.1

FIRST AMENDMENT TO

VAPOR CORP.

EQUITY INCENTIVE PLAN

This First Amendment (the “First Amendment”) to the Vapor Corp. Equity Incentive Plan (the “Plan”) is dated and effective this 20th day of November 2013 and is made by the Board of Directors of Vapor Corp. (the “Company”) in accordance with the authority granted to the Board of Directors by Section 20 of the Plan. All capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the Plan.

RECITALS

WHEREAS, the purpose of this First Amendment is to reduce the number of shares of common stock of the Company (“Common Stock”) reserved and available for issuance under the Plan to 9,000,000 shares of Common Stock from 40,000,000 shares of Common Stock (as previously adjusted from 100,000,000 shares in accordance with Section 2.2 of the Plan as a result of a 1-for-2.5 reserve stock split on the shares of Common Stock effective January 4, 2010) in accordance with the Company’s obligations under that certain Purchase Agreement dated as of October 22, 2013 by and among the Company and the investors referred to therein pursuant to which the Company issued and sold to such investors in a private placement on October 29, 2013 16,666,667 newly issued shares of Common Stock for gross proceeds of $10 million; and

WHEREAS, the Board of Directors of the Company resolved on October 22, 2013, conditioned upon completion of the aforesaid private placement, to reduce the number of shares of Common Stock reserved and available for issuance under the Plan to 9,000,000 shares of Common Stock in accordance with the Company’s obligations under the foregoing Purchase Agreement.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 2.1 of the Plan is hereby amended by deleting said Section in its entirety and inserting the following new Section 2.1 in lieu thereof:

“2.1 Number of Shares Available. Subject to Sections 2.2 and 17, the total number of Shares reserved and available for issuance pursuant to Awards under the Plan shall be Nine Million (9,000,000) Shares. Subject to Sections 2.2 and 17, Shares shall again be available for issuance pursuant to future Awards under the Plan that: (a) are subject to issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) are subject to an Award granted hereunder but are forfeited; or (c) are subject to an Award that otherwise terminates without Shares being issued. Subject to Sections 2.2 and 17, in no event shall the aggregate number of Shares that may be issued pursuant to incentive stock options exceed Nine Million (9,000,000) Shares.”

2. This First Amendment is limited as specified and shall not constitute an amendment, modification, acceptance or waiver of any other provision of the Plan.

[Signature Page Follows]

IN WITNESS WHEREOF, this First Amendment to the Vapor Corp. Equity Incentive Plan is executed and effective as of the date first above written.

Vapor Corp.

By:	/s/ Harlan Press
Name:	Harlan Press
Title:	Chief Financial Officer